                                                                    EXHIBIT 10.2




                                CONSULTING ORDER
                                OCTOBER 1, 1996

To:      Hugh F. Stoddart
         NeuroPhysics Corporation
         Hugh A. Stoddart

From:    Somanetics Corporation

Re: Request for Consulting Services Pursuant to the Consulting Agreement, dated February 28, 1983

         Pursuant to the Consulting Agreement, dated as of February 28, 1983, as amended (the "Consulting Agreement"), between Somanetics Corporation (the "Company") and Hugh F. Stoddart ("HFS"), the Company desires to execute and deliver to HFS, Hugh A. Stoddart ("HAS") and NeuroPhysics Corporation ("NPC", and together with HFS and HAS, the "Consultants") this Consulting Order (the "Order") requesting consulting services in connection with the Company's existing products and the development of new products. With respect to the development of the new products, the Company desires to become NPC's "commercialization partner", which for purposes of this Order means an entity with the rights and obligations of the Company with respect to such new products as set forth in this Order.

         This Order is made on the terms and conditions contained in this Order and in the Consulting Agreement, which Consulting Agreement is incorporated into this Order by reference. For purposes of this Order, HAS and NPC agree to be bound by, and NPC shall cause its directors, officers, employees and agents to comply with, the terms and conditions of the Consulting Agreement as if they were the "Consultant" as defined in the Consulting Agreement. HFS shall continue to be bound by the Consulting Agreement as the Consultant.

1.       New Products and Other Consulting Services.

         a. New Products. Consultants will conduct research into the feasibility of the following potential new products (the "New Products"):

                 i. Liver Monitor. A non-invasive, near-infrared, portable, liver oxygenation monitor for assessing and controlling hemorrhagic shock (the "Liver Monitor").

                 ii. Subdural Hematoma Detection Device. A non-invasive, near-infrared, portable device for locating and assessing subdural hematomas in trauma patients with head injuries (the "Subdural Hematoma Device").

                 iii. Blood Gas Monitor. A non-invasive, near-infrared, portable, in vivo blood gas monitor for quickly estimating O2, CO, met-hemoglobin and other potential variables in vivo (the "Blood Gas Monitor").

                 iv. Fetal Monitor. A non-invasive, near-infrared, device for measuring the oxygen saturation of the blood in the brain of a fetus during birth (the "Fetal Monitor").

         b. New Product Development Activities. For each of the proposed New Products, Consultants shall do the following:

                 i. Develop Prototypes. Develop and engineer experimental apparatus or product prototypes of the New Product suitable for validation testing to determine whether the New Product can be used to perform the functions described in paragraph 1.a., for example, monitoring changes in liver oxygenation, detecting and assessing subdural hematomas in the head, measuring blood gasses in vivo and monitoring fetal cerebral blood oxygenation during birth.

                 ii. Validation Testing. In conjunction with the Company, identify and work with leaders in the medical fields served by the New Product at teaching hospitals and universities to determine the need for the New Product and the required validation and clinical trials to determine its feasibility and efficacy. Design and participate in validation testing of the New Product, comparing its measurements to existing techniques for obtaining the same or similar information to determine whether the prototype device is able to perform the functions described in paragraph 1.a.

                 iii. Assist in Developing Manufacturing Prototype. If the Company determines to continue to develop the New Product after reviewing the results of the validation testing, assist the Company in the development and engineering of a production version of the New Product and manufacturing and assembly processes and procedures for the New Product.

                 iv. Assist in Designing and Executing Clinical Tests. If the Company determines to continue to develop the New Product, assist the Company in designing and executing preliminary and definitive clinical tests necessary to demonstrate the efficacy of the New Product and to obtain regulatory approvals (including in connection with applications under Section 510(k) of the Federal Food, Drug and Cosmetics Act) for commercial sales of the New Product, and assist the Company in identifying and engaging independent researchers to conduct such tests.

                 v. Assist in Obtaining Regulatory Approvals and Intellectual Property Protection. If the Company determines to sell a New Product commercially, assist the Company in preparing and defending any applications for regulatory (or self-regulatory) approvals necessary for such sales, including 510(k) applications submitted to the United States Food and Drug Administration. Also, if the Company determines to sell a New Product commercially, assist the Company in preparing patent and other intellectual property applications and registrations.


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

                 vi. Training. Train Company personnel in the technology developed pursuant to this Order.

         c. General and Ongoing Consulting. With respect to the Company's Cerebral Oximeter and related SomaSensor and any of the New Products after commercial sales have begun, Consultants will provide ongoing (i) technical and general consulting and advice, and (ii) assistance with product designs, all at the request of the Company. Such consulting, advice and assistance shall be in connection with improvements to, or further developments or enhancements of, such products, support for such products and product development efforts with respect to such products. Examples of subjects of such consulting, advice and assistance include additional algorithm development, additional sensor development, proposed product enhancements, problem solving, research and development planning for the Company, and advice and assistance regarding interaction with, reports to, and responses to, the United States Food and Drug Administration. At the request of the Company, Consultants shall also evaluate papers regarding such products or competing products, Company or third party patents relating to such products and the products themselves, including complaints regarding alleged defects in such products. Consultants shall also inform the Company of any developments or improvements relating to the Company's products or technology.

         d. Timing. The New Product development activities described in this Order shall be performed within the time periods set forth in the Project Schedule, attached as Exhibit A. The general and ongoing consulting activities described in paragraph 1.c (the "General Consulting") shall be performed at such places and times as are mutually acceptable to the Company and the Consultants.

         e. Reports. Consultants shall provide the Company with progress reports within 10 business days after each milestone identified in the Project Schedule, attached as Exhibit A, is reached and within 10 business days after the end of each of the Company's fiscal quarters (currently ending at the end of February, May, August and November each year). Such reports shall include the status of the Consultants' product development and testing activities and the results of such activities (including the efficacy of the tested products), the milestones accomplished, any changes in the estimated timing of remaining tasks and such additional information as shall be requested by the Company.

         f. Company Assistance. The Company will assist Consultants in the performance of their duties under this Order only to the extent it determines it has the resources to do so and is willing to do so.

2.       Technology Access and Ownership.

         a. Existing Technology. The Company has provided and is providing Consultants with access to its proprietary technology solely to permit the Consultants to comply with their obligations under this Order and the Consulting Agreement. The parties acknowledge and agree that the Company remains the sole and exclusive owner of such technology.





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         b.      Technology Developed Pursuant to this Order.

                 i. Research and Development Product Ownership. Consultants acknowledge and agree that the Company is the sole and exclusive owner of the Research and Development Product, as described in Section 6 of the Consulting Agreement and paragraphs 2.b.ii and 2.b.iii, subject only to (i) the rights of the United States Federal Government pursuant to FAR 52.227-11 attached as Exhibit B ("FAR 227-11") in the "subject invention" (as defined in FAR 227-11) with respect to NPC's agreements with the National Institutes of Health and the United States Army relating to any of the New Products and this Order (the "Government Rights"), (ii) the royalties provided in paragraph 3.c, (iii) the potential license in favor of NPC described in paragraph 2.d, (iv) any prohibition under NPC's agreements with the National Institutes of Health and the United States Army relating to any of the New Products and this Order (the "Government Agreements") against NPC's assignment to the Company of all of its right, title and interest in and to the "subject invention" (as defined in FAR 227-11) with respect to such Government Agreements, in which case the Company shall have the rights described in paragraph 2.c.ii with respect to such "subject invention", and (v) the rights potentially retained by the Consultants pursuant to paragraph 4.b.

                 ii. Covered Technologies Definition. Consultants acknowledge and agree that for purposes of the Consulting Agreement and this Order, "Covered Technologies" shall mean and include (i) the electrical, mechanical and optical (visible and infrared) technologies of in vivo optical spectrophotometry, spatially selective in vivo optical spectrophotometry and optical imaging, whether by transmission or reflection, involving or relating in any way to, or for use in connection with, the examination and characterization of internal body tissues, structures and/or composition, and (ii) any technologies (including new technologies discovered or developed by Consultants) discovered or developed in connection with, or included in, the products described in this Order (including the New Products) or in connection with any other work by any of the Consultants for the Company or in connection with any of the Company's products or technology.

                 iii. Research and Development Product Definition. Consultants acknowledge and agree that for purposes of the Consulting Agreement and this Order, "Research and Development Product" shall include (in addition to the matters included in the definition of Research and Development Product in the Consulting Agreement) anything conceived, invented or developed by any of the Consultants in connection with, or included in, the products described in this Order (including the New Products) or in connection with any other work by any of the Consultants for the Company or in connection with any of the Company's products or technology, including any product concepts, products, prototypes and breadboards.





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

         c.      FAR 227-11.

                 i. Reports, Breadboards and Prototypes. The Company acknowledges that NPC and the other Consultants are required by FAR 227-11 and the Government Agreements to submit reports and breadboards, experimental apparatus or prototypes to the United States Army or the National Institutes of Health, as the case may be, with respect to the "subject invention" (as defined in FAR 227-11) in connection with the research and development of the applicable New Product funded, in part, by the applicable agency. The Company consents to the provision of such reports, breadboards, experimental apparatus and prototypes to the United States Army and the National Institutes of Health, as the case may be, pursuant to FAR 227-11 and the Government Agreements, provided that (i) the Consultants shall meet periodically with the Company to discuss the status of the development of the New Products and the confidential nature of such reports, prototypes, experimental apparatus, breadboards and other matters relating to the New Products, (ii) before submitting them to the applicable agency, the Consultants shall mark such reports, prototypes, experimental apparatus and breadboards, or such portions of them as shall be designated by the Company, as confidential as requested by the Company, (iii) the Consultants shall also use their best efforts to mark all such reports, prototypes, experimental apparatus and breadboards as confidential to the extent they reflect Research and Development Product or other intellectual property of the Company that is not otherwise explicitly, consciously, properly, legally and generally known in any industry in which the Company is engaged (other than by breach of this Order, the Consulting Agreement or the Confidentiality Agreement), and (iv) the Consultants shall submit a copy of such reports, prototypes, experimental apparatus and breadboards to the Company within a reasonable time after submitting them to the applicable agency.

                 ii. Title to Subject Invention. Upon request by the Company, Consultants shall elect in writing to retain title to any invention pursuant to FAR 227-11 and any similar requirement. Consultants shall do all acts, execute and deliver all documents, and obtain all consents, necessary or requested by the Company to transfer to, or confirm in, the Company all right, title and interest in and to, the Research and Development Product, subject only to (i) the Government Rights, (ii) the royalties provided in paragraph 3.c, (iii) the potential license in favor of NPC described in paragraph 2.d, and
         (iv) the next sentence. To the extent any such right, title or interest can not be transferred into the Company's name, the Consultants (i) shall transfer or otherwise provide to the Company whatever right, title and interest in such Research and Development Product as can be transferred or provided to the Company to put the Company as closely as possible into the same position it would have been in if such right, title and interest could be, and had been, transferred into the Company's name, and (ii) hereby grant the Company an exclusive, irrevocable, worldwide, license, with the right to sublicense and assign the license without consent, and use, make, operate and practice such right, title and interest in such Research and Development Product and to manufacture, make, use and sell the related products, subject only to (i) the Government Rights, (ii) the royalties provided in paragraph 3.c, and (iii) the potential license in favor of NPC described in paragraph 2.d.

         Consultants will not enter into any subcontracts with respect to, or assign, any of their rights or obligations under this Order without the Company's prior express written consent.

         d.      Discontinued Development or Commercialization.

                 i. Grant of License to NPC. The Company, in its sole discretion, may terminate development of any or all of the New Products at any time by notice to the Consultants pursuant to paragraph 4.a, and the development of any or all of the New Products may otherwise terminate pursuant to paragraph 4.a. If any of the following occurs with respect to a New Product (each considered separately):

                          (1) the project under this Order (and related
                 retainer fee provided in paragraph 3.a) relating to such New Products is terminated pursuant to paragraph 4.a before the development activities relating to that New Product are completed ("Development Termination"), or

                          (2) within a reasonable time, determined by good
                 faith negotiation between NPC and the Company (but in no event less than 18 months), after the Company receives clearance from the United States Food and Drug Administration to market such New Product in the United States (the "Commercialization Deadline"), the Company has not begun commercial sales of that New Product ("Commercialization Termination"), or

                          (3) the development activities relating to such New
                 Product have been completed and the Company notifies Consultants in writing within 10 years after the first commercial sale of such New Product that it has determined to cease commercial sales of that New Product ("Sales Termination"), then, effective on the date (i) of termination pursuant to paragraph 4.a with respect to a Development Termination, (ii) of the Commercialization Deadline with respect to a Commercialization Termination, or (iii) set forth in the notice of Sales Termination, as the case may be, the Company grants NPC the "License" (as defined in paragraph 2.d.ii) with respect to the applicable New Product.

                 ii. "License". For purposes of this Order, the "License" means

                          (1) an exclusive, irrevocable, worldwide, license,
                 with the right to sublicense and assign the license, to use, make, operate and practice all of the Company's right, title and interest in the Research and Development Product used in the New Product(s) subject to Development Termination, Commercialization Termination or Sales Termination, but only to the extent necessary to manufacture, make, use and sell the New Product(s) subject to Development Termination, Commercialization Termination or Sales Termination,

                          (2) a non-exclusive, irrevocable, worldwide, license,
                 with the right to sublicense and assign the license, to use, make, operate and practice all of the Company's right, title and interest in the Research and Development Product used in the New Product(s) subject to Development Termination, Commercialization Termination or Sales Termination, and

                          (3) a non-exclusive, irrevocable, worldwide, license,
                 with the right to sublicense and assign the license, to use, make, operate and practice all of the Company's right, title and interest in the Company's other proprietary technology, if any, used in the New Product(s) subject to Development Termination, Commercialization Termination or Sales Termination, but only to the extent necessary to manufacture, make, use and sell the New Product(s) subject to Development Termination, Commercialization Termination or Sales Termination,

         all on the terms and conditions set forth in this paragraph 2.d, subject only to (i) the Government Rights, (ii) the royalties provided in paragraph 2.d.iv, and (iii) the rights retained by the Company where NPC is not given exclusive rights.

                 iii. Additional Terms and Conditions of Licenses. NPC may not assign, or grant any sublicenses of, the License (or any part of the License) without the Company's prior written consent, which consent shall not be unreasonably withheld. In connection with the License, any permitted assignment of the License and any permitted sublicense, Consultants may not disclose or use any of the Company's trade secrets or other secret, confidential or proprietary information, or violate the Confidentiality Agreement described in paragraph 5.a., without the Company's prior written consent, which consent shall not be unreasonably withheld. The Company shall be deemed to have reasonably withheld its consent to any such assignment or sublicense of the License (or any part of the License) or any such disclosure, use or violation, if it does not consent because it may suffer any financial damage or harm if it consents. Financial damage or harm shall not be the sole reason the Company may withhold consent, but shall be in addition to any other reason the Company may have to reasonably withhold consent.

                 iv. Company Royalty. The Consultants shall pay Somanetics a royalty fee with respect to "net sales" of each New Product received within 10 years from the later of the date of the first commercial sale of such New Product or the granting of the License to NPC, on the same terms and conditions as the royalty payable to NPC and described in paragraph 3.c, except that (i) the parties are reversed, (ii) there is no deduction for any retainer fees, (iii) the royalty shall apply to the License pursuant to this paragraph 2.d, and (iv) the royalty fee may be reduced as described in the next sentence. The royalty fee shall be reduced as follows if a Development Termination of the applicable New Product occurs before phase II of the related Government Agreement with respect to the applicable New Product is completed:





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

                          (1) if the Development Termination of the applicable
                 New Product occurs within 12 months of the date the retainer (described in paragraph 3.a) with respect to such New Product begins to accrue, no royalty fee shall be payable by the Consultants with respect to net sales of such New Product.

                          (2) if the Development Termination of the applicable
                 New Product occurs 12 or more months after the date the retainer (described in paragraph 3.a) with respect to such New Product begins to accrue, but before phase II of the related Government Agreement with respect to the applicable New Product is completed, the royalty fee payable by the Consultants with respect to net sales of such New Product shall equal 50% of the royalty fee otherwise payable under this paragraph 2.d.iv.

                          (3) if the Development Termination of the applicable
                 New Product occurs on or after the date phase II of the related Government Agreement with respect to the applicable New Product is completed, the royalty fee shall be payable by the Consultants with respect to net sales of such New Product shall equal 100% of the royalty fee payable under this paragraph 2.d.iv.

                 v. No Further Development Obligations; Product Liability. If the Company terminates development of any or all of the New Products at any time by notice to the Consultants pursuant to paragraph 4, the Company shall not be responsible for any further development of such New Product or any funding or assistance in connection with any further development of such New Product undertaken by any of the Consultants or any third party. In addition, Consultants, and not the Company, shall be responsible for any product liability or similar claims, including without limitation claims based on the design or efficacy of such New Product, to the extent such New Product is manufactured or sold by any of the Consultants, by any of their distributors or by any sublicensee of any of the Consultants.

3. Fees. As full and exclusive compensation to the Consultants for the performance of their services and duties under this Agreement, the Company shall pay the following:

         a. New Product Retainers. The Company shall pay NPC the following monthly retainers in connection with the product development activities described in paragraph 1.b for the following New Products:

                  New Product                     Monthly Retainer Amount
                  -----------                     -----------------------
                  Liver Monitor                            $2,500
                  Subdural Hematoma Device                 $2,500
                  Blood Gas Monitor                        $2,500
                  Fetal Monitor                            $3,500





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Such retainers shall be paid in advance on the first business day of each calendar month for that calendar month and shall be pro rated for partial months of service. Such retainers for the Liver Monitor, Subdural Hematoma Device and Blood Gas Monitor shall begin accruing as of September 1, 1996.
Such retainer for the Fetal Monitor shall begin accruing as of October 1, 1996. Such retainers shall continue to accrue until the related project is terminated pursuant to paragraph 4 or otherwise ends.

         b. General Consulting Retainer and Fees. The Company shall pay NPC $2,880 a month in connection with the General Consulting services described in paragraph 1.c. Such retainer shall be paid in arrears on the last business day of each calendar month for that calendar month and shall be pro rated for partial months of service. In addition, the Company shall pay NPC, within 30 days after receiving NPC's invoice for such services, $72 an hour for each additional hour of General Consulting services described in paragraph 1.c provided by HAS or HFS in excess of an aggregate of 40 hours of such General Consulting services provided by the two of them pursuant to this Order in any one calendar month. Consultants shall inform the Company if HAS's and HFS's General Consulting services are expected to exceed 40 hours in any month, and shall not perform such services in that month unless approved by the Company. Such retainers shall continue to accrue until terminated pursuant to paragraph 4.b. The General Consulting and the retainer provided in this paragraph 3.b supersede any written or oral agreement between the Company and any of the Consultants relating to any of the General Consulting services and any related fees, including Section 5(b) of the Consulting Agreement and any letter agreement between any of the Consultants and the Company.

         c. Royalties. The Company shall pay NPC a royalty fee with respect to "net sales" of each New Product received within 10 years from the date of the first commercial sale of such New Product, if commercial sales of such New Product begin within five years of the date of this Order. Such royalty fee for each New Product shall equal the following percentages of the following cumulative "net sales" of the following New Products, less (i) the amount of such royalty fee previously paid to NPC with respect to the applicable New Product, and (ii) 50% of the retainer fee paid to NPC pursuant to paragraph 3.a with respect to the applicable New Product:

                                                            Subdural         Blood
                                           Liver            Hematoma         Gas              Fetal
Cumulative Net Sales                       Monitor          Device           Monitor          Monitor
--------------------                       -------          ------           -------          -------
Less than $25 million                      1.50%            1.50%            1.50%            2.00%
$25 million to $50 million                 1.25%            1.25%            1.25%            1.75%
$50 million to $75 million                 1.00%            1.00%            1.00%            1.50%
$75 million to $100 million                0.75%            0.75%            0.75%            1.25%
Greater than $100 million                  0.50%            0.50%            0.50%            1.00%

The royalty fee shall be payable quarterly within 60 days after the end of each of the Company's fiscal quarters with respect to "net sales" of the New Products through the end of such fiscal quarter. For purposes of this royalty fee, if the Company sells the New Product, "net sales" means the net amount actually paid to, and collected by, the Company for the commercial sale by the Company of the applicable New Product, net of (i) any freight, packaging and crating, transportation insurance, taxes or other charges collected by the Company, and (ii) any subsequent payments by the Company for discounts, rebates, returns, allowances, credits, reductions, or diminution of any nature whatsoever. For purposes of this royalty fee, if a third party sells the New Product pursuant to a license from the Company (not including licenses pursuant to paragraph 2.d) or a sale of any Research and Development Product relating to the applicable New Product by the Company or any other transfer by the Company of the right to manufacture, make, use and sell the applicable New Product (not including licenses pursuant to paragraph 2.d), "net sales" means, at the Company's election, either (i) the same thing it means when the Company sells the New Product, except that the third party shall be substituted for the Company in the definition, or (ii) the same thing it means in the Company's agreement with the third party, if any, as used to calculate the Company's royalty on such sale. If a party assumes the Company's obligation to pay such royalties with respect to such third party's sales of New Products, the Company shall be relieved of its obligation to pay such royalties with respect to such third party's sales of New Products. If the applicable New Product is incorporated into a larger product sold as a unit, the portion of the "net sales" of the unit that is deemed attributable to the New Product for purposes of this royalty fee shall be the same as the portion of the Company's total cost of goods sold with respect to such unit represented by the New Product (determined in accordance with generally accepted accounting principles).

         d. Sale of Technology Fee. The Company shall also pay the following sale of technology fee in addition to any of the other fees described in this paragraph 3:

                 i. When Payable. If the Company assigns all or any part of this Order relating to a New Product to a third party pursuant to paragraph 5.d, or sells or licenses to a third party any Research and Development Product relating to a New Product and obtained pursuant to this Order, or otherwise transfers to a third party the right to manufacture and sell any New Products (each, a "Transaction"), all before ten years after the date of this Order, the Company shall pay NPC a sale fee equal to the "percentage" (defined below) of the "net proceeds" (defined below) actually received by the Company as consideration for the Transaction. The sale fee shall be payable within 60 days after the Company actually receives any such net proceeds. For purposes of this paragraph 3.d, a business combination involving the Company (including any merger, share exchange, stock sale or sale of substantially all of the Company's assets) shall not constitute an assignment, sale, license or other transfer and no Transaction will be deemed to have occurred as a result of such business combination.

                 ii. "Percentage". For purposes of this sale fee, the "percentage" means the percentage negotiated by the Company and NPC in good faith before the consummation of the Transaction, which shall not in any event exceed 1%.





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

                 iii. "Net Proceeds". For purposes of this sale fee, "net proceeds" means any cash and the fair market value of any property actually paid to, and collected by, the Company as consideration for the Transaction, less (i) any non-lump sum royalty or other non-lump sum amounts paid to the Company based on the third party's sales of the applicable New Product(s), and (ii) the Company's expenses of engaging in the Transaction, including any taxes actually payable by the Company as a result of such Transaction. If the Transaction is part of a larger transaction, the Company shall in good faith allocate the proceeds of the larger transaction between the Transaction and the rest of the transaction.

         e. Expenses. The Company shall pay or reimburse NPC for all reasonable, ordinary and necessary business travel expenses, including meals and lodging, incurred by Consultants in connection with performing their duties under this Order, for which NPC will submit appropriate invoices and which otherwise comply with Company policies concerning reimbursement of business expenses. NPC will provide the Company with applicable receipts upon the Company's request. The Company will not reimburse Consultants for any other expenses they incur in the course of performing this Order or otherwise, unless otherwise approved by the Company in advance in writing, and unless so approved, Consultants shall bear all such expenses.

4.       Term.

         a. New Products. The Company may, in its sole discretion, at any time and from time to time, upon at least 120 days prior written notice to NPC, terminate any or all of the projects under this Order (and related retainer fees provided in paragraph 3.a) relating to one or more of the New Products, all without any future obligations of Company, except as otherwise provided in paragraphs 2.d, 3.c, 3.d and 3.e. With respect to each New Product, considered separately, if the Company fails to pay the retainer fee described in paragraph 3.a with respect to such New Product when due and such failure is not "Cured" (as defined in paragraph 4.a.i) within the "Cure Period" (as defined in paragraph 4.a.ii), the project under this Order (and related retainer fee provided in paragraph 3.a) relating to that New Product shall terminate as of the end of the "Cure Period" or, if earlier, 120 days after written notice from the Company to NPC pursuant to this paragraph 4.a terminating the project under this Order relating to that New Product, and the Consultants shall have the rights described in paragraphs 2.d and 4.c with respect to that New Product.
If not previously terminated by the Company, the retainer fees provided in paragraph 3.a with respect to a particular New Product shall terminate when the development activities relating to that New Product are completed.

                 i. "Cured". For purposes of this Order, "Cured" means that through the date of the applicable payment the Company paid in full (i) all of the expenses due pursuant to paragraph 3.e, (ii) any sale of technology fee due pursuant to paragraph 3.d, (iii) any royalties due pursuant to paragraph 3.c, (iv) all of the General Consulting retainers and fees due pursuant to paragraph 3.b, and (v) all of the retainers due pursuant to paragraph 3.a with respect to the applicable New Product. If the Company's payments are sufficient to pay in full the amounts described in clauses (i) through (iv) of this paragraph 4.a.i through the date of the applicable payment, but not all of the retainers due pursuant to paragraph 3.a, for purposes of determining whether the payment failure has been Cured with respect to a particular New Product, the remaining amount paid shall be applied to the retainers for the New Product(s) designated by the Company, or if not designated by the Company, in the order in which the New Products are listed in paragraph 3.a.

                 ii. "Cure Period". For purposes of this Order, the "Cure Period" with respect to any particular failure to pay the retainer fee due pursuant to paragraph 3.a with respect to a particular New Product when due shall mean the period beginning on the date such fee was due and ending on the later of (i) 120 days after that date, and (ii) 30 days after the date the Company receives notice from NPC stating (A) that the Company has failed to pay retainer fees due pursuant to paragraph 3.a (identifying the amount and nature of the fees not paid), (B) the last day for making such payment without terminating the project under this Order relating to the New Product(s) (i.e., the end of the Cure Period), and (C) that if the Company fails to make such payment by that date, the Consultants will have the rights described in paragraphs 2.d and 4.c of this Order, including potential transfer of rights in the applicable New Product(s) to NPC.

         b. General Consulting. The term of the General Consulting under this Order (and the related retainer fees provided in paragraph 3.b) shall continue through the February 28th that is at least 30 days after the Consultants give, or the Company gives, written notice to the other of the termination of such General Consulting (the "General Consulting Termination Notice"), unless sooner terminated at the option of the Consultants or the Company if the other party shall fail, refuse or neglect to perform its obligations under this Order and such default shall continue for ten days following receipt of notice given by the terminating party to the defaulting party. Notwithstanding anything in this paragraph 4.b to the contrary, neither party may give the General Consulting Termination Notice until, for each of the New Products, (i) the development activities relating to that New Product are completed, (ii) the project under this Order relating to that New Product is terminated, or (iii) the Company has given NPC notice of the termination of the project under this Order relating to that New Product pursuant to paragraph 4.a. If the Company fails to pay the retainer fee described in paragraph 3.b when due and such failure is not "Remedied" (as defined in paragraph 4.b.i) within the "Remedy Period" (as defined in paragraph 4.b.ii), (i) the term of the General Consulting under this Order (and related retainer fee provided in paragraph 3.b) shall terminate as of the date it would have terminated if the General Consulting Termination Notice were given on the first day otherwise permitted under this paragraph 4.b and after such failure, and (ii) the Consultants shall retain, and the Company shall not own, the new Research and Development Product conceived, invented or developed by any of the Consultants only in connection with the General Consulting and only during the period with respect to which the Company does not pay the related retainer fee provided in paragraph 3.b.

                 i. "Remedied". For purposes of this Order, "Remedied" means that through the date of the applicable payment the Company paid in full (i) all of the expenses due pursuant to paragraph 3.e, (ii) any sale of technology fee due pursuant to paragraph 3.d, (iii) any royalties due pursuant to paragraph 3.c, and (iv) all of the General Consulting retainers and fees due pursuant to paragraph 3.b.

                 ii. "Remedy Period". For purposes of this Order, the "Remedy Period" with respect to any particular failure to pay the retainer fee due pursuant to paragraph 3.b when due shall mean the period beginning on the date such fee was due and ending on the later of (i) 120 days after that date, and (ii) 30 days after the date the Company receives notice from NPC stating (A) that the Company has failed to pay retainer fees due pursuant to paragraph 3.b (identifying the amount and nature of the fees not paid), (B) the last day of the Remedy Period, and (C) that if the Company fails to make such payment by that date, the Consultants will have the rights described in paragraph 4.b of this Order, including potential transfer of rights in some General Consulting Research and Development Product.

         c. Remedy for Early Termination. Consultants' sole and exclusive remedies for any failure by the Company to pay the retainer fees provided in paragraph 3.a when due, including with respect to the 120 days after the Company has given NPC notice of termination pursuant to paragraph 4.a, shall be
(i) to collect such retainer fees that are due, and (ii) to receive any rights provided in paragraph 2.d as and when provided in paragraph 2.d. Consultants' sole and exclusive remedies for any failure by the Company to pay the retainer fees provided in paragraph 3.b when due, shall be (i) to collect such retainer fees that are due, and (ii) to receive any rights provided in paragraph 4.b as and when provided in paragraph 4.b.

5.       Miscellaneous.

         a. Confidentiality Agreement. Simultaneously with the execution of this Order, each of the Consultants is executing and delivering to the Company a Confidentiality Agreement. Consultants acknowledge and agree that all matters relating to this Order and any activities performed pursuant to this Order are deemed privileged, confidential, proprietary and/or secret information pertaining to the Research and Development Product or pertaining to the business of the Company for purposes of the Consulting Agreement, except to the extent explicitly, consciously, properly, legally and generally known in any industry in which the Company is engaged (other than by breach of this Order, the Consulting Agreement or the Confidentiality Agreement).

         b. Representations, Warranties and Covenants. The Consultants, jointly and severally, represent and warrant to, and covenant with, the Company that

                 i. the performance of this Order by each Consultant does not, and will not, breach any agreement of such Consultant to keep confidential any proprietary information acquired by any of the Consultants before the date of this Order;

                 ii. to the best of the Consultants' knowledge, the performance of this Order by the Consultants does not and will not breach any term of any agreement or arrangement any Consultant may have with others or any court order, judgment, decree or other obligation of any Consultant;

                 iii. to the best of the Consultants' knowledge, none of the Consultants has entered into, or will enter into, any agreement or arrangement of any nature which will be in conflict with this Order or any of the duties, obligations or agreements of any of the Consultants with the Company or the Company's ownership and exclusive control of the Research and Development Product, except as described in paragraph 2.b.i in connection with the Government Agreements;

                 iv. to the best of the Consultants' knowledge, no consent or approval of any third party, government or regulatory authority is required for any of the Consultants to execute, deliver and perform their obligations under this Order, except as set forth in FAR 227-11 and the Government Agreements;

                 v. Consultants will comply with all laws, regulations and orders in connection with their performance of their obligations under this Order;

                 vi. Consultants will comply with the Government Agreements, FAR 227-11 and all other applicable regulations and obligations relating to such contracts, the New Products, this Order or any combination of the foregoing;

                 vii. to the best of the Consultants' knowledge, Consultants and the products and technologies they develop, including the New Products and the Research and Development Product they develop pursuant to, or in connection with, this Order, do not and will not infringe on the rights of any third party; and

                 viii. this Order has been duly authorized by each of the Consultants and is a valid and binding obligation of each of them, enforceable in accordance with its terms.

         c. Copies of Funding Agreements. Consultants shall provide the Company, as soon as practicable, with a copy of all funding proposals and agreements received by them from third parties with respect to any of the Company's products or technology, including the Government Agreements.

         d. Binding Effect; Assignment. This Order shall be binding upon and inure to the benefit of the parties to this Agreement and their respective permitted successors and assigns. This Order is personal to each of the Consultants, and none of the Consultants may assign or transfer any of their rights or delegate any of their obligations under this Order without the prior written consent of the Company, and any purported assignment or transfer by any of the Consultants shall be void. The Company may assign its rights and delegate its duties under this Order without the consent of any of the Consultants, and the Company shall have no further obligations under this Order after any such assignment and delegation. Any assignee of the Company shall be deemed to be the Company for all purposes of this Order, and such assignment shall not be deemed to be a termination by the Company of the development of any or all of the New Products.

         e. Consulting Agreement Continues. Except as modified by this Order, the Consulting Agreement shall continue in full force according to its terms and is ratified. The terms of the Consulting Agreement shall apply to this Order, but in the event of any conflict between the terms of this Order and the Consulting Agreement, this Order shall control.

         If this Order correctly expresses our agreement and you accept this Order, please sign and date this Order in the spaces provided below.


                                        SOMANETICS CORPORATION


                                        By:  /s/ RAYMOND W. GUNN
                                           ------------------------------------
                                                 Raymond W. Gunn

                                                 Its:  Executive Vice President

The terms of this Order are accepted and agreed to:


NEUROPHYSICS CORPORATION


By:  /s/ HUGH A. STODDART                          Dated:  October 1, 1996
   --------------------------------
         Its: PRESIDENT
             ----------------------

/s/ HUGH F. STODDART                               Dated:  October 1, 1996
-----------------------------------
Hugh F. Stoddart


/s/ HUGH A. STODDART                               Dated:  October 1, 1996
-----------------------------------
Hugh A. Stoddart